Exhibit 10.7

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by Thomas R. Kloster (“Executive”) and Primus Telecommunications, Inc., a Delaware corporation (the “Company”), in order to resolve all matters between Executive and the Company relating to Executive’s employment.

WHEREAS, Executive is employed by the Company;

WHEREAS, Executive is not party to an employment agreement with the Company but is party to a Release and Separation Agreement with the Company dated as of March 10, 2009 (the “Prior Agreement”);

WHEREAS, the Prior Agreement shall terminate upon the execution of this Agreement; and

WHEREAS, Executive and the Company desire to memorialize an understanding with respect to certain matters between them, including without limitation any issues that would arise out of termination of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

1.	Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)	“Cause” shall mean engaging by Executive in intentional fraud or intentional breach of the Company’s ethics guidelines, as may be established by the Company from time to time.

(b)	“Change of Control” means (i) a sale of more than 50% of the outstanding capital stock of the Company in a single or related series of transactions, (ii) the merger or consolidation of the Company with or into any other corporation or entity, other than a wholly-owned subsidiary of the Company, where the Company is not the surviving entity, or (iii) a sale of all or substantially all of the assets of the Company to an unrelated entity.

(c)	“Constructive Termination” shall mean termination of employment following: (i) without Executive’s express written consent, a material reduction of Executive’s status, position, duties or responsibilities relative to Executive’s duties or responsibilities in effect immediately prior to such reduction; (ii) without Executive’s express written consent, a reduction by the Company of Executive’s base salary or material welfare benefits (other than a reduction in welfare benefits that similarly applies to all employees or other individuals that are covered under the applicable welfare benefit plan) or potential to achieve total compensation (including, without limitation, a decrease in Executive’s total eligible bonus opportunity as a percentage of salary; provided, however, that the targets, thresholds, achievements or other criteria that must be satisfied or met as a condition to earning and/or receiving any such bonus may be changed or altered from time to time, or otherwise set, by the Board of Directors of the Company in its sole discretion) as in effect immediately prior to such reduction; (iii) without Executive’s express written consent, the Relocation of Executive to a facility or a location which increases Executive’s one-way commute from Executive’s residence at the time of, and following, Relocation by more than fifty (50) miles; or (iv) the failure of the Company to obtain the assumption of this Agreement by any successor in interest to the Company through sale of capital stock, merger, or otherwise, or if a sale of all or substantially all of the assets of the Company is made to an unrelated entity. Notwithstanding the foregoing, a Constructive Termination shall not be deemed to have occurred for purposes of this Agreement unless (x) within a period not to exceed ninety (90) days following the initial existence of any condition or event set forth in clauses (i) through (iv) of this section 1(c), Executive provides written notice to the Company of the existence of such condition or event, which written notice shall set forth in reasonable detail why Executive believes such condition or event has occurred, and (y) upon receipt by the Company of such notice by Executive, the Company is given thirty (30) days to remedy such condition or event and fails to so remedy such condition or event within such thirty-day period.

(d)	“Termination Date” shall mean:

(i) if Executive’s employment is terminated by the Company for Cause, the date of Executive’s receipt from the Company of written notice of termination for Cause, or any later date specified therein, as the case may be;

(ii) if Executive’s employment is terminated as a result of (A) Executive’s voluntary resignation, the fourteenth (14th) day following the Company’s receipt from Executive of written notice of a voluntary termination, or (B) a Constructive Termination, the expiration of the thirty-day period set forth in clause (y) of the last sentence of section 1(c) above if the applicable condition or event is not remedied within such thirty-day period;

(iii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination or any other later date so specified;

(iv) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the thirtieth (30th) day after Executive receives written notice from the Company of its intention to terminate Executive’s employment due to a Disability; provided, however, within the thirty (30) day period after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.

(e)	“Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions incident to his employment with the Company as a result of any mental or physical disability or incapacity for a period of five (5) consecutive months. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and reasonably acceptable to Executive and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

(f)	“Relocation” shall mean Executive’s relocation of his principal place of business from McLean, Virginia or the immediately surrounding area.

2.	Separation Arrangements.

(a)	Executive shall be entitled to payment through the Termination Date of his base salary in effect prior to the Termination Date. Any accrued vacation amount shall also be paid on the Termination Date. Executive agrees to submit to the Company any and all expenses, which are business-related and reimbursable to Executive by the Company, on or before thirty (30) days after the Termination Date.

(b)	Upon any Constructive Termination or termination by the Company without Cause (other than upon death or Disability), in addition to the payments in section 2(a) above, the Executive shall, subject to the provisions of section 2(f) and compliance with section 3(a), be entitled to the following:

(i) The Company shall pay to Executive an amount equal to the greater of (A) Executive’s annual base salary in effect as of December 31, 2008, and (B) his annual base salary as of the Termination Date (the “Severance Salary”), which Severance Salary shall be made in periodic payments to Executive in accordance with the Company’s regular payroll practices with respect to the twelve-month period beginning on the Termination Date; provided, however, that the first such payment shall be made on the first regular payroll payment date following the Release Effective Date (as defined below) and shall include all amounts that otherwise would have been paid to Executive in accordance with the Company’s regular payroll practices during the period beginning on the Termination Date and ending on such date. Executive shall not have the right to make contributions to the Company’s 401(k) savings plan from the Severance Salary payments made under this section 2(b)(i).

(ii) The Company shall pay to Executive an amount equal to the greater of (A) the annual bonus target in effect on December 31, 2008, and (B) the annual bonus target in effect as of the Termination Date (the “Bonus Payment”). Such Bonus Payment shall be made in installments, with each such installment being equal to a fraction, the numerator of which is the Bonus Payment and the denominator of which is twelve (12) (each, an “Installment Amount”), and each such Installment Amount shall be paid on the last business day of each calendar month (each, a “Payment Date”) with respect to the period beginning on the Termination Date and ending on the last day of the twelfth (12th) month following the Termination Date; provided, however, that the first installment shall (x) be paid to Executive on the first Payment Date following the Release Effective Date and (y) shall include any Installment Amounts that otherwise would have been paid to Executive on any Payment Date which occurred during the period beginning on the Termination Date and ending on the Release Effective Date. Notwithstanding the foregoing, the combined total of Severance Salary and Bonus Payment paid to Executive after the Termination Date shall not exceed Six Hundred Fifty Thousand Dollars ($650,000.00) and all payments under sections 2(b)(i) and 2(b)(ii) shall terminate once such limit is reached.

(iii) To the extent permitted by law and the terms of the applicable welfare benefit plan, and subject to the occurrence of the Release Effective Date, Executive shall continue to participate in such medical benefits, dental benefits, life insurance, and long-term disability plans in which he is enrolled for twelve (12) months following the Termination Date, as if he were still employed by the Company; provided, however, that if the terms of the applicable welfare benefit plan or plans do not permit such continued participation by Executive, the Company shall, at its option, (A) provide Executive with welfare benefits that are substantially equivalent (on an after-tax basis) to those provided to Executive under the Company’s welfare benefit plans as of the Termination Date, which benefits shall be provided at the Company’s expense (less the amount of any applicable premiums that would have been paid by Executive under the Company’s applicable welfare benefit plan had Executive continued participation thereunder), or (B) reimburse Executive (on an after-tax basis) for the cost of welfare benefits that are substantially equivalent to those provided to Executive under the Company’s welfare benefit plans as of the Termination Date (provided that Executive shall not be reimbursed for the amount of any applicable premiums that would have been paid by Executive under the Company’s applicable welfare benefit plans had Executive continued participation thereunder). At the expiration of such twelve (12) month period, Executive shall be entitled to COBRA coverage.

(c)	If, within twenty-four (24) months after a Change of Control, Executive’s employment is terminated due to a Constructive Termination or is terminated by the Company without Cause (other than upon death or Disability), all outstanding stock options, and other equity grants (including, without limitation, restricted stock, restricted stock units, and warrants) granted to Executive shall become 100% vested as of the Termination Date and shall be exercisable and otherwise payable in accordance with their terms. Notwithstanding anything herein or in an applicable restricted stock unit award agreement to the contrary, with respect to any restricted stock units held by Executive, a Constructive Termination shall only be deemed to have occurred if such termination constitutes an “involuntary separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (the “Code”).

(d)	All payments to Executive shall be less all amounts required or authorized to be withheld by applicable federal, state, or local law.

(e)	Notwithstanding anything herein to the contrary, in the event that Executive is determined to be a specified employee in accordance with Section 409A of the Code for purposes of any severance payment under this Agreement, such severance payments shall be made or begin, as applicable, on the first payroll date which is more than six (6) months following the date of separation from service, to the extent required to avoid the adverse tax consequences to Executive under Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding anything contained herein to the contrary, to the extent required to avoid the adverse tax consequences under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to him under this Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year. In addition, any right to reimbursement or in-kind benefit granted hereunder shall not be subject to liquidation or exchange for another benefit.

(f)	Executive agrees that Executive shall be entitled to the severance pay and benefits as set forth in this Agreement only if Executive does not materially breach the provisions of this Agreement at any time during the period for which such payments or benefits are to be made or provided. The Company’s obligation to make such payments and provide such benefits will terminate upon the occurrence of any such material breach during the severance period.

3.	Release of Claims.

(a)	Executive’s right to receive the severance payments and benefits described in sections 2(b)(i), 2(b)(ii) and 2(b)(iii) hereof, and the obligation of the Company to pay and provide such severance payments and benefits, is subject to (x) the execution and delivery by Executive of a written release (“Release”) containing the language set forth below in this section 3(a) within a period of sixty (60) days following the Termination Date, and (y) the expiration of seven (7) days after Executive’s executing such Release and such Release becoming effective (such date, the “Release Effective Date”):

Executive, for himself and his heirs, executors and administrators, voluntarily, knowingly and willingly agrees to release the Company, together with its direct and indirect parents, subsidiaries, affiliates, predecessors and successors and assigns, past and present directors, managers, officers, employees, agents, clients, accountants, attorneys, and servants (collectively, the “Company Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages, expenses (including attorneys’ fees and costs) and liabilities of any nature whatsoever (“Claims”), known or unknown, suspected or unsuspected, which Executive, or his heirs, executors or administrators ever had, now have, or may hereafter claim to have against any of the Company Releasees arising out of or relating to: (i) any matter, cause or thing whatsoever arising from the beginning of time to the date of this Release, (ii) Executive’s employment relationship with the Company or any of the Company Releasees or the separations thereof including, but not limited to, any such rights or claims arising under any statute or regulation including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, or the Delaware Equal Accommodations Law, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or (iii) any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive on the one hand and the Company or any of the Company Releasees on the other hand. Executive acknowledges that the amounts referred to in section 2 of the Agreement are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, agreement (oral or written), plan, policy or practice, past or present, of the Company or any of the Company Releasees; provided, however, that notwithstanding the foregoing, nothing contained in this Release shall in any way diminish or impair any rights Executive may have, from and after the date the Release is executed, under the Agreement (collectively, the “Excluded Claims”).

(b)	The Release shall contain the following representations and acknowledgements from Executive:

(i) Executive understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of Claims that are released under the Release, including, without limitation, Claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

(ii) Executive represents that he has no claims, complaints, charges or lawsuits pending against the Company or any of the Company Releasees.

(iii) Executive acknowledges and agrees that he has had a sufficient period of time of up to 21 days within which to review the Release, including, without limitation, with Executive’s attorney, and that Executive has done so to the extent desired.

(iv) Executive understands and agrees that the severance and welfare benefits continuation set forth in section 2 of the Agreement are the only consideration for the Executive’s signing the Release and no promise or inducement has been offered or made to induce the Executive to sign the Release, except as expressly set forth therein.

(v) Executive understands and agrees that the Release shall not become effective until the 8th day after the Executive signs it and the Executive may at any time before the effective date revoke the Release by hand delivering or sending via overnight mail a written notice of revocation to the Company: Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, VA 22102, Attention: Chief Executive Officer and General Counsel.

4.

Confidentiality. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data, including without limitation, designs, drawings, market share or financial data, or information relating to supplier agreements; inventions, trade secrets, or processes, relating or belonging to the Company, any of its predecessors, parents, subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by the Company and/or its predecessors, parents, subsidiaries or affiliates. If Executive is required to disclose any such information by applicable law, regulation or legal process, the Executive may make such disclosure without breaching his obligations under this section 4; provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information. The restrictions set forth in this section 4 shall not apply to information that (i) was known to the public prior to its disclosure to Executive; or (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive. Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

5.	Non-solicitation. During Executive’s employment with the Company and for the two (2) year period following the Termination Date, Executive agrees that Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce: (i) any employee of the Company or any of its parents, subsidiaries or affiliates (as defined by the Company) to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee; or (ii) any customer of the Company or any of its predecessors, parents, subsidiaries or affiliates with whom Executive had contact during Executive’s employment, to purchase goods or services then sold by the Company or any of its parents, subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

6.

Non-competition. Executive acknowledges that during the course of Executive’s employment with the Company and/or its predecessors, parents, subsidiaries or affiliates, Executive has had access to and knowledge of confidential and proprietary information belonging to the Company and/or its predecessors, parents, subsidiaries or affiliates, and that Executive’s services are of a unique nature and are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company and/or its parents, subsidiaries or affiliates. Accordingly, during Executive’s employment and for the one (1) year period following the Termination Date, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the telecommunications service industry as any business in which the Company or any of its parents, subsidiaries or affiliates is engaged on the Termination Date or in which they have proposed, on or prior to such date, to be engaged in on or after such date, and in which Executive has been involved to any extent (other than de minimis) at any time during the one (1) year period ending with the Termination Date, in any locale of any country in which the Company or any of its parents, subsidiaries or affiliates conducts business. This section 6 shall not prevent Executive from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict Executive from rendering services to charitable organizations, as such term is defined in section 501(c) of the Internal Revenue Code.

7.	Continued Cooperation. Executive acknowledges that the Company may need to consult with Executive from time to time on a reasonable basis after the Termination Date on matters relating to the business of the Company or that Executive had worked on prior to the Termination Date. Executive agrees to continue to cooperate with the Company and to provide any such information or consultation as is reasonably requested and compensated by the Company.

8.	Reasonableness. Executive acknowledges that the restrictions contained in sections 4, 5, 6, and 7 are reasonable and necessary to protect the legitimate interests of the Company, its parent, subsidiaries and its affiliates, that the Company would not have executed this Agreement in the absence of such restrictions, and that any violation of any provision of this paragraph will result in irreparable injury to the Company. By executing this Agreement, Executive represents that Executive’s experience and capabilities are such that the restrictions contained in sections 4, 5, 6, and 7 will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Executive further represents and acknowledges that (i) Executive has been advised by the Company to consult with legal counsel of Executive’s choosing in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to executing this Agreement, to review thoroughly this Agreement with counsel. In the event the provisions of sections 4, 5, 6 and/or 7 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

9.

Term. This Agreement shall commence on July 1, 2009 (the “Effective Date”) and shall end on the third (3rd) anniversary of the Effective Date (the “Agreement Term”); provided, however, that on the second (2nd) anniversary of the Effective Date and each anniversary thereafter (the “Extension Date”), the Agreement Term shall be automatically extended for successive one-year periods (the “Extended Agreement Term”), unless no later than ninety (90) days prior to the applicable Extension Date, the Company or Executive provides written notice of intent not to so extend the Agreement Term. To the extent Executive continues employment with the Company following the expiration of the Agreement Term (or the Extended Agreement Term), the Company’s severance policy then in effect for executives shall apply to Executive.

10.	No Admission of Wrongdoing. This Agreement is not an admission that the Company has any liability to Executive, or of any wrongdoing by the Company. The Company denies any liability of any kind to Executive.

11.	Entire Agreement. This Agreement constitutes the entire agreement, and supersedes any and all prior agreements, and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof except as otherwise provided herein.

12.	Choice of Law. The parties agree that Delaware law shall govern in the interpretation of this Agreement, and that in the event of any suit or any other action arising out of or relating to this Agreement, the court shall apply the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law.

13.	Modification Only By Written Agreement. This Agreement may not be changed in any way except in a written agreement signed by both Executive and an authorized representative of the Company.

14.	Knowing and Voluntary. Executive has carefully read and fully understands all of the provisions of this Agreement; knows and understands the rights Executive is giving up by signing this Agreement; and has entered into this Agreement knowingly and voluntarily. Executive further represents and warrants that, except as set forth herein, no promises or inducements for this Agreement have been made, and Executive is entering into this Agreement without reliance upon any statement or representation by any of the Company Releasees or any other person, concerning any fact material hereto.

15.	Severability. It is the desire and intent of Executive and the Company that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement, except for the provisions of section 2, shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

16.	Binding Agreement. Executive and the Company represent that this Agreement shall be a binding and valid obligation of each party. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns and to Executive and his heirs.

17.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In addition, a scanned or faxed signature page shall be deemed equivalent to an original signature page.

18.	Prior Agreement. On the Effective Date, the Prior Agreement is, and shall be deemed to be, terminated and of no further force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year set forth below.

/s/ Thomas R. Kloster	June 30, 2009
Thomas R. Kloster	Date

/s/ K. Paul Singh	June 30, 2009
K. Paul Singh,	Date
For Primus Telecommunications, Inc.

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